Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 275 and Amendment No. 278 to the Registration Statement on Form N-1A of EA Series Trust and to the use of our report dated July 28, 2023 on the financial statements and financial highlights of AOT Growth and Innovation ETF, a series of EA Series Trust. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

September 28, 2023